                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
---------------------

                PEMSTAR REPORTS FISCAL 2004 FIRST-QUARTER RESULTS
                    Results Consistent with Revised Outlook;
              New Project Wins Increase 30 Percent During Quarter

ROCHESTER, Minn. - July 23, 2003 - PEMSTAR Inc. (Nasdaq: PMTR), a leading provider of global engineering, product design, manufacturing and fulfillment services to technology, industrial and medical companies, today reported financial results for its fiscal 2004 first quarter ended June 30, 2003. The company's results are consistent with its revised outlook issued on July 2.

                          Summary of Financial Results
                      (In thousands, except per share data)

                                                        Three Months Ended
                                                             June 30,
                                                   --------------------------
                                                       2003           2002
                                                       ----           ----

      Net sales                                     $ 145,500      $ 153,104
      Operating (loss)                                 (9,153)       (16,706)
      (Loss) before cumulative effect of
          accounting change                           (10,986)       (19,836)
      Net (loss)                                    $ (10,986)     $ (25,182)
      Diluted (loss) before cumulative effect
          of accounting change per common share     $    (.29)     $    (.54)
      Diluted (loss) per common share               $    (.29)     $    (.68)


Financial Results

PEMSTAR reported net sales of $145.5 million for the fiscal 2004 first quarter, compared to $153.1 million in the prior-year period. The company's net loss was ($11.0 million), or ($.29) per diluted share, versus a net loss of ($25.2 million), or ($.68) per diluted share, for last year's fiscal first quarter. Of the loss in the 2004 fiscal first quarter, ($3.5 million), or ($.09) per share, is related to the restructuring program PEMSTAR announced earlier this month. The year-ago first quarter included ($5.3 million), or ($.14 per share), for an accounting principle change to adopt SFAS No. 142, "Goodwill and Other Intangible Assets," related to PEMSTAR's Thailand operation.

The company's lower than expected first-quarter 2004 performance stemmed from three factors. First, Severe Acute Respiratory Syndrome (SARS) significantly impacted many corporations with Asian operations, including PEMSTAR. The company believes that the SARS situation is improving. Second, the communications industry continues to experience depressed end-market demand and orders from several of PEMSTAR's communications customers were at lower levels than planned. Finally, the company's development, test and automation business volume was down from historical levels, partly due to a longer than anticipated transition in a significant project.

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PEMSTAR
1Q04 Results
Page 2


"As we continue to pursue business across all four of our industry sectors, we also are taking decisive action through a new restructuring program that is designed to generate further cost savings and enable us to deliver stronger future performance," said Al Berning, PEMSTAR's chairman, president and CEO.

The company's current initiatives include:

     o Completing the recently announced restructuring program which consolidates PEMSTAR's San Jose and Mountain View, Calif., operations into one site, realizing synergies and driving efficiencies, and closing four smaller, leased U.S. locations in Minnesota and Colorado;

     o Continuing to diversify PEMSTAR's customer base by growing the medical, industrial, and computing and data storage businesses; and

     o    Further improving cash cycle performance across all business units.

The restructuring actions will reduce PEMSTAR's domestic workforce by approximately 5 percent, or 100 people, and the leased space the company occupies by 70,000 square feet. The company expects to generate cost savings of approximately $1.5 million to $2.0 million per quarter, effective for the quarter ending September 30, 2003. To cover severance and other restructuring costs, PEMSTAR will take an after-tax charge of approximately $7.8 million, or $0.21 per share, over the first and second fiscal quarters. $3.5 million, or $.09 per share, occurred in the first fiscal quarter, as noted above.

Gross profit for the first quarter of fiscal 2004 versus the year-earlier period rose $5.9 million to $6.6 million, or 4.5 percent of net sales. This increase was a result of fewer inventory write downs versus a year ago, growth in the industrial and medical industries, and the impact of restructuring efforts taken in fiscal year 2003, partially offset by lower sales volume. Operating loss for the June quarter was ($9.2 million), compared to ($16.7 million) in the same period of fiscal 2003. The improved operating loss is due to higher gross margin and reduced selling, general and administrative expenses, as a result of decreased accounts receivable write downs and cost savings from restructuring efforts.

Cash used in operations for the fiscal first quarter was $19.4 million. The cash balance at June 30, 2003, was $8.7 million, down from $32.8 million at March 31, 2003. As of June 30, 2003, net inventories of $72.1 million were up from $69.3 million at March 31, 2003, with a turn rate of 7.7 times compared with 9.1 times at March 31, 2003. The higher inventory level was primarily due to the impact of SARS on our Asian operations in conjunction with order delays from certain optical and communications customers.

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PEMSTAR
1Q04 Results
Page 3


Accounts receivable increased $4.5 million in the quarter, with days sales outstanding rising to 72 days from 61 days at March 31, 2003. This increase in DSO also resulted from the SARS impact on PEMSTAR's Asian customers and the company's continued military business, which typically has longer terms. With the SARS situation improving and the payment schedule of a military project complete, PEMSTAR's liquidity should improve in the September quarter.

Debt (long-term debt plus capital leases including, in both cases, current maturities) as of June 30, 2003, was $94.7 million, compared to $96.7 million at March quarter-end. Debt (net of cash) to total capital (debt plus shareholders' equity) at June 30, 2003, was 38.7 percent and net book value was $3.99 per outstanding share, with tangible book value at $3.08 per outstanding share.


Business Update

PEMSTAR made continuing progress with its industry diversification strategy during the fiscal first quarter. Sales to the industrial sector accounted for 24 percent of first-quarter net sales, up from 17.8 percent a year ago; medical rose to 5.5 percent from 4.3 percent; and computing and data storage decreased slightly to 41.3 percent from 43.3 percent. The remaining 29.2 percent of sales were to the communications industry, compared to 34.6 percent in the year-ago first quarter.

From a geographic perspective, 68.2 percent of fiscal first-quarter net sales were derived from product sold in North and South America, 22.7 percent generated in Asia, and 9.1 percent in Europe. Sales to Asia decreased 10.3 percent sequentially and 4.5 percent versus a year ago due to the now-diminishing SARS threat.

PEMSTAR began work with 15 new customers during the first quarter, 10 of which are in the industrial or medical sectors. In addition, the company began over 40 new projects with existing customers across all industries served.

"I'm encouraged by the 30 percent increase sequentially from the March quarter in the number of project wins with new and existing customers, said Berning. "Customers continue to look to PEMSTAR for our breadth of capabilities, global reach and reputation for advanced engineering."

Continued Berning, "Over the past two years, we have reduced our dependence on communications sales by growing our industrial and medical businesses. We continue to cut PEMSTAR's operating expenses, and our new restructuring plan will take another $6 million to $8 million out of the company's cost structure annually. Focus on profitability remains our highest priority."

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PEMSTAR
1Q04 Results
Page 4


Fiscal 2004 Second-Quarter Outlook

The following statements are based on current expectations, and today's economic uncertainties make it difficult to project results going forward. PEMSTAR currently expects net sales in the fiscal 2004 second quarter ending September 30, 2003, of $155 million to $165 million, and a net loss of ($0.13) to ($0.17) per share. Of this loss, ($4.3 million), or ($0.11) per share, is expected to be related to the restructuring program. This compares with net sales of $176.4 million and a net loss of ($0.27) per share for the second quarter of fiscal 2003.


About PEMSTAR

PEMSTAR Inc. (www.pemstar.com) provides a comprehensive range of engineering, manufacturing and fulfillment services to customers on a global basis through facilities strategically located in the United States, Mexico, Asia, Europe and South America. The company's service offerings support customers' needs from product development and design, through manufacturing to worldwide distribution and aftermarket support. PEMSTAR has over one million square feet in 15 locations worldwide.

This press release may contain "forward-looking" statements. These forward-looking statements, including statements made by Mr. Berning, may contain statements of intent, belief or current expectations of PEMSTAR Inc. and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements. In addition to factors discussed above, risks and uncertainties that may cause such differences for PEMSTAR include but are not limited to: a continued recession or continued decline in economic conditions; rumors or threats of war; actual conflicts or trade disruptions; trade disruptions resulting from world health alerts or actual disease outbreaks; changes in demand for electronics manufacturing services; changes in demand by major customers due to cancellations, reductions or delays of orders; shortages or price fluctuations in component parts; difficulties managing expansion and integrating acquired businesses; increased competition and other risk factors listed from time to time in PEMSTAR's Securities and Exchange Commission filings, including but not limited to Exhibit 99 of PEMSTAR's Annual Report on Form 10-K for the fiscal year ended March 31, 2003, and PEMSTAR's quarterly reports on form 10-Q filed with the SEC.

CONTACT:    At PEMSTAR:                      At Padilla Speer Beardsley:
            Greg Lea                         Marian Briggs/Matt Sullivan
            EVP & CFO                        612/455-1700
            507/292-6941


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PEMSTAR
1Q04 Results
Page 5


PEMSTAR Inc.
Consolidated Statements of Operations
(In thousands, except per share data)

                                                                Three Months Ended
                                                                     June 30,
                                                             ------------------------
                                                                2003           2002
                                                             ---------      ---------
Net sales                                                    $ 145,500      $ 153,104
Cost of goods sold                                             138,918        152,436
                                                             ---------      ---------
Gross profit                                                     6,582            668

Selling, general and administrative expenses                    12,253         14,370
Restructuring costs                                              3,455          2,956
Amortization                                                        27             48
                                                             ---------      ---------
Operating loss                                                  (9,153)       (16,706)

Other expense (income)-net                                        (286)            23
Interest expense- net                                            2,039          2,835
                                                             ---------      ---------
Loss income before income taxes and cumulative effect of
  accounting change                                            (10,906)       (19,564)

Income tax expense                                                  80            272
                                                             ---------      ---------
Loss before cumulative effect of accounting change             (10,986)       (19,836)

Cumulative effect of accounting change                            --           (5,346)
                                                             ---------      ---------
Net loss                                                     $ (10,986)     $ (25,182)
                                                             =========      =========

Basic loss per common share:
  Loss before cumulative effect of accounting change         $    (.29)     $    (.54)
  Cumulative effect of accounting change                          --             (.14)
                                                             ---------      ---------
  Net loss                                                   $    (.29)     $    (.68)
                                                             =========      =========

Diluted loss per common share:
  Loss before cumulative effect of accounting change         $    (.29)     $    (.54)
  Cumulative effect of accounting change                          --             (.14)
                                                             ---------      ---------
  Net loss                                                   $    (.29)     $    (.68)
                                                             =========      =========

Shares used in computing net loss per common share:
  Basic                                                         37,534         36,768
  Diluted                                                       37,534         36,768



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PEMSTAR
1Q04 Results
Page 6


PEMSTAR Inc.
Consolidated Balance Sheets


(In thousands, except per share data)                                       June 30,       March 31
                                                                             2003            2003
                                                                           ---------      ---------
Assets                                                                    (Unaudited)
Current assets
   Cash and equivalents                                                    $   8,733      $  32,762
   Restricted cash                                                             2,399          4,268
   Accounts receivable, net                                                  116,772        112,316
   Recoverable income taxes                                                      435            282
   Inventories, net                                                           72,061         69,279
   Unbilled services                                                          13,355         10,797
   Deferred income taxes                                                          40             35
   Prepaid expenses and other                                                  8,354          7,474
                                                                           ---------      ---------
Total current assets                                                         222,149        237,213

Property, plant and equipment                                                150,201        148,659
Less accumulated depreciation                                                (59,423)       (55,459)
                                                                           ---------      ---------
                                                                              90,778         93,200

Goodwill, net                                                                 33,772         33,771
Deferred income taxes                                                          1,741          1,705
Other assets                                                                   7,529          6,173
                                                                           ---------      ---------
Total assets                                                               $ 355,969      $ 372,062
                                                                           =========      =========

Liabilities and shareholders' equity
Current liabilities
   Current maturities of long-term debt                                    $  20,456      $  22,446
   Current maturities of capital lease obligations                             3,148          5,288
   Accounts payable                                                           83,991         88,083
   Income taxes payable                                                           90            191
   Accrued expenses and other                                                 21,363         22,631
                                                                           ---------      ---------
Total current liabilities                                                    129,048        138,639

Long-term debt, less current maturities                                       58,624         56,127
Capital lease obligations, less current maturities                            12,497         12,843
Other liabilities and deferred credits                                         5,888          4,586

Shareholders' equity
   Common stock, par value $0.01 per share--authorized 150,000 shares, issued and outstanding 37,561 shares at June 30, 2003 and 37,486
     shares at March 31, 2003                                                    376            375
Additional paid-in capital                                                   235,121        234,943
Accumulated other comprehensive loss                                           1,012            (14)
Accumulated deficit                                                          (85,914)       (74,928)
Loans to shareholders                                                           (683)          (509)
                                                                           ---------      ---------
                                                                             149,912        159,867
                                                                           ---------      ---------
Total liabilities and shareholders' equity                                 $ 355,969      $ 372,062
                                                                           =========      =========

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